Exhibit 5.1

February 23, 2011

AcelRx Pharmaceuticals, Inc.

575 Chesapeake Drive

Redwood City, CA 94063

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by AcelRx Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate 4,133,797 shares of the Company’s Common Stock, par value $0.001 per share, consisting of (i) 2,008,797 shares (the “2006 SP Shares”) pursuant to the exercise of outstanding options granted under the Company’s 2006 Stock Plan (the “2006 SP”), (ii) 1,875,000 shares (the “2011 EIP Shares”) pursuant to the Company’s 2011 Equity Incentive Plan (the “2011 EIP”), and (iii) 250,000 shares (the “2011 ESPP Shares”) pursuant to the Company’s 2011 Employee Stock Purchase Plan (the “2011 ESPP”, and together with the 2006 SP and the 2011 EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2006 SP Shares, the 2011 EIP Shares, and the 2011 ESPP Shares, when sold and issued in accordance with the 2006 SP, the 2011 EIP, and the 2011 ESPP, respectively, and the Registration Statement and applicable related prospectus will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Chadwick L. Mills
Chadwick L. Mills

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